Exhibit 12.1

                      KMART CORPORATION AND SUBSIDIARY COMPANIES
               STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                            Fiscal Year Ended
                                      ----------------------------------------------------------------
                                       January 27,   January 28,  January 29,  January 31, January 25,
($ Millions)                              1999         1998          1997         1996        1995
                                      ------------   ----------   ----------   ----------  -----------
Net income (loss) from continuing
 retail operations before
 extraordinary items and the effect
 of accounting changes                $        518   $     249   $     231     $    (230)  $      96
Dividends on trust convertible
preferred,  net                                 50          49          31             -           -
Income taxes                                   230         120          68           (83)          6
                                      ------------   ---------   ---------     ---------   ---------
Pretax income (loss) from continuing
retail operations                     $        798   $     418   $     330     $    (313)  $     102

Distributions from unconsolidated
 affiliated retail companies
 that exceed equity income                     (42)          1          28            14         (14)

Fixed charges per below                        579         660         733           641         651
Less:  Interest capitalized during
the period                                     (13)         (8)         (9)           (6)        (14)
Preferred dividends of wholly owned
    trust subsidiary not
    deducted in the determination of
    pre-tax income                             (78)        (75)        (47)            -           -
                                      ------------   ---------   ---------     ---------   ---------
Earnings (loss) from continuing
retail operations                     $      1,244   $     996   $   1,035     $     336   $     725

Fixed Charges:
 Interest expense                              281         378         498           483         504
 Rent expense - portion of operating
rentals representative
   of the interest factor                      173         159         146           151         131
 Preferred dividends of wholly owned
trust subsidiary                                78          75          47            --          --
 Other                                          47          48          42             7          16
                                      ------------    ---------    ---------   ---------   ---------
Total fixed charges                   $        579    $    660     $   733     $     641   $     651
                                      ============    =========    =========   =========   =========

Ratio of earnings to combined fixed
charges and preferred stock
dividends                                      2.1         1.5         1.4            --         1.1


                        KMART CORPORATION AND SUBSIDIARY COMPANIES
                         STATEMENT REGARDING COMPUTATION OF RATIOS
                              OF EARNINGS TO FIXED CHARGES

                                                            Fiscal Year Ended
                                      ------------------------------------------------------------------
                                        January 27,   January 28,  January 29,  January 31,  January 25,
($ Millions)                              1999          1998          1997        1996          1995
                                      ------------    -----------  -----------  -----------  -----------
Net income (loss) from continuing
 retail operations before
 extraordinary items and the effect
 of accounting changes                $        518   $     249     $     231    $    (230)   $      96
Income taxes                                   230         120            68          (83)          6
                                      ------------   ---------     ---------    ---------    ---------
Pretax income (loss) from continuing
retail operations                     $        748   $     369     $     299    $    (313)   $     102

Distributions from unconsolidated
 affiliated retail companies
 that exceed equity income                     (42)          1            28           14          (14)

Fixed charges per below                        501         585           686          641          651
Less:  Interest capitalized during
the period                                     (13)         (8)           (9)          (6)         (14)
                                      ------------   ---------     ---------    ---------    ---------
Earnings (loss) from continuing
retail operations                     $      1,194   $     947     $   1,004    $     336    $     725
                                      ============   =========     =========    =========    =========

Fixed charges:
 Interest expense                              281         378           498          483          504

 Rent expense - portion of operating
   rentals representative of the
   interest factor                             173         159           146          151          131
 Other                                          47          48            42            7           16
                                      ------------    --------     ---------    ---------    ---------
 Total fixed charges                  $        501    $    585     $     686    $     641    $     651
                                      ============    ========     =========    =========    =========
Ratio of earnings to fixed
charges(1)                                     2.4         1.6           1.5           --          1.1

(1) The deficiency of earnings from continuing retail operations versus fixed charges was $305 million for the fiscal year ended January 31, 1996.